UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2007

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On October 12, 2007, XenoPort, Inc., a Delaware corporation (the “Company”), entered into an exclusive licensing agreement for the development and commercialization by Xanodyne Pharmaceuticals, Inc., a Delaware corporation (“Xanodyne”), of a preclinical, non-hormonal, oral product candidate known as XP21510, discovered by the Company, for the potential treatment of women diagnosed with menorrhagia, or heavy menstrual bleeding.

Under the terms of the agreement, Xanodyne receives exclusive rights to develop and commercialize XP21510 in the United States. In exchange for these rights, the Company received up-front, non-refundable cash payments totaling $12 million. The Company has received a $1 million milestone payment to date and would be eligible to receive aggregate cash payments of up to $129 million upon the achievement of certain additional development, regulatory and commercial milestones with respect to XP21510. The agreement provides that the Company would also be eligible to receive aggregate cash payments of up to $5 million upon the achievement of certain development, regulatory and commercial milestones with respect to Xanodyne’s tranexamic acid product candidate, known as XP12B. In addition, the Company would be entitled to receive tiered double-digit royalty payments on potential future sales of XP21510, as well as escalating single-digit royalties on potential future sales of XP12B.

Xanodyne has provided the Company with written notice that Xanodyne has elected to terminate the agreement. Such termination will be effective July 22, 2009. The Company will be entitled to specified transition assistance from Xanodyne. Upon termination, all XP21510 product rights will revert to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: April 1, 2009	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and
Chief Financial Officer